Exhibit 99.1

Live Oak Bancshares Appoints Casey S. Crawford to Board of Directors

WILMINGTON, N.C. (July 20, 2022) – Live Oak Bancshares announced the appointment of Casey S. Crawford to its board of directors effective today. Crawford has also been appointed to the board of directors of Live Oak Bank.

“We are very pleased to welcome Casey to our board of directors,” said Live Oak Bancshares Chairman and CEO James S. (Chip) Mahan III. “His depth of executive experience, including lending expertise, will be an excellent addition to our board as Live Oak Bank continues on its mission to be America’s small business bank.”

Crawford is Co-Founder and Chief Executive Officer of Movement Mortgage, a top 10 national retail mortgage lender. He is also the chairman of Movement Bank; founder and chairman of Movement Schools, a network of tuition-free public charter schools; and the founder of the nonprofit Movement Foundation that invests in schools, communities, and nonprofits around the world.

He has been recognized as a John Maxwell Transformational Leadership Award recipient, Ernst & Young Entrepreneur of the Year finalist, HousingWire Vanguard award recipient, and a Charlotte Business Journal Most Admired CEO. He has been featured by national media outlets, including CNBC, Bloomberg, The Wall Street Journal, Fox News, Fox Business, Inc. Magazine and HousingWire.

A Super Bowl champion, Crawford played tight end for the NFL’s Carolina Panthers and Tampa Bay Buccaneers from 2000 to 2003. Crawford graduated from the University of Virginia with All-ACC honors in football and academics.

“I am honored to join the Live Oak board as our philosophies align so closely,” said Crawford. “There has never been a more important time in our country’s history to support America’s small businesses, and I am thrilled to be part of the role Live Oak plays in transforming the way banking is done.”

About Live Oak Bancshares
Live Oak Bancshares, Inc. (Nasdaq: LOB) is a financial holding company and parent company of Live Oak Bank. Live Oak Bancshares and its subsidiaries partner with businesses who share a groundbreaking focus on service and technology to redefine banking. To learn more, visit www.liveoakbank.com.

Contact:
Claire Parker, SVP of Corporate Communications
910.597.1592
claire.parker@liveoak.bank

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